Exhibit 3.1

AMENDMENT TO BYLAWS OF

 CUISINE SOLUTIONS, INC.

The Amendments below are hereby made to the Bylaws of Cuisine Solutions, Inc., a Delaware corporation, as of December 7, 2007.

Article V, Section 3 is hereby deleted in its entirety, and replaced with the following:

Section 3.

(a) Stock Certificates; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, or shall be uncertificated.  Certificates for the shares of stock, if any, shall be in such form as is consistent with the Corporation’s Certificate of Incorporation, as amended, and the applicable law.

Within a reasonable time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

(b) Signatures on Stock Certificates. Every holder of stock represented by certificate in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the Corporation.  Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Article V, Section 4 is hereby deleted in its entirety, and replaced with the following:

Section 4.  Lost Certificates.  In case any such certificate shall be lost, stolen or destroyed, the Corporation shall issue a new certificate for capital stock or uncertificated shares in the place of any such lost, stolen or destroyed certificate. The applicant for any substituted certificate or certificates or uncertificated shares shall surrender any mutilated certificate or, in the case of any lost, stolen or destroyed certificate, furnish an affidavit stating satisfactory proof of such loss, theft or destruction of such certificate and of the ownership thereof. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.  A new certificate or uncertificated shares may be issued without requiring a bond when, in the judgment of the Board of Directors, it is proper to do so.

Article V, Section 5 is hereby deleted in its entirety, and replaced with the following:

Section 5.  Transfer of Shares.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Corporation shall issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate, and record the transaction upon the Corporation’s books. Upon the receipt of proper transfer instructions from the registered owners of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.